UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2006

IGNIS PETROLEUM GROUP, INC.
(Exact name of registrant in its charter)

NEVADA	000-50929	16-1728419
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Crescent Court, 7th Floor
Dallas, Texas 75201
(Address of principal executive offices)

(214) 459-8188
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On September 27, 2006, Ignis Barnett Shale, LLC (“IBS”), a wholly owned subsidiary of Ignis Petroleum Group, Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with W.B. Osborn Oil & Gas Operations., Ltd. and St. Jo Pipeline, Limited (collectively “Seller”) providing for the sale by Seller to IBS of 45% of Seller’s interest in the acreage, oil and natural gas producing properties and natural gas gathering and treating system (the “Properties”) located in the St. Jo Ridge Field in the North Texas Fort Worth Basin.

The purchase price of the acquisition is $17,600,000, subject to certain adjustments more fully described in the Purchase Agreement, plus $850,000 payable to Seller in thirty-six monthly installments of $23,611, beginning November 1, 2006, plus a commitment to fund additional lease acquisitions up to a total of $5,000,000 for a period of two years to be spent on behalf of both Seller’s and IBS’s respective working interests.

The Purchase Agreement contemplates a closing of the acquisition on October 31, 2006, subject to customary closing conditions. IBS has funded a $50,000 earnest money deposit. IBS may terminate the Purchase Agreement for any reason or no reason until four days prior to the closing, in which case Seller will keep the deposit. Once closing occurs, IBS will be deemed to have owned the Properties effective as of June 1, 2006.

The disclosure contained herein is intended merely as a summary of the material provisions of the Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached to this report as Exhibit 10.1 and incorporated by reference herein. Also attached as Exhibit 99.1 is a copy of the Company’s press release dated September 28, 2006, announcing the signing of the Purchase Agreement.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit	Description
Number
10.1	Purchase and Sale Agreement dated September 27, 2006, by and among W.B. Osborn Oil & Gas Operations., Ltd., St. Jo Pipeline, Limited and Ignis Barnett Shale, LLC
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGNIS PETROLEUM GROUP, INC.
Date: October 2, 2006
	By:	/s/ Michael P. Piazza
Michael P. Piazza
President and Chief Executive Officer